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                                                                For SEC Filing
                                                                Purposes Only:
                                                                Rule 424(b)(5)
                                                            File No. 333-01857

            Prospectus Supplement to Prospectus Dated March 28, 1996


                       SERVICE CORPORATION INTERNATIONAL

             Terms of 5% Convertible Debentures, Series R, due 2006


Title:                  5% Convertible Debentures, Series R, due 2006 (the
                        "Debentures").

Principal Amount:       $9,168,000 in aggregate principal amount of the
                        Debentures will be issued as a portion of the consideration for 50% of the outstanding capital stock of Oakdale Memorial Park, Oakdale Mortuary and
                        LaVerne Cemetery Corporation.

Conversion Price:       $36.63 per share, subject to adjustment.

Conversion Date:        On or after November 16, 1997.

Maturity Date:          November 15, 2006.

Interest Rate:          5% per annum accruing from November 15, 1996.

Federal Tax Matters:    The applicable federal rate on long-term indebtedness
                        for November 1996, compounded quarterly, is 5.48% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $36.87.


                        The Date of the Supplement is November 12, 1996.